                                                                    Exhibit 4(e)


                                ACTION

                       TERMS OF THE 9% CUMULATIVE
              MONTHLY INCOME PREFERRED SECURITIES, SERIES A


            Protective Life Corporation, a Delaware corporation ("Protective" or the "Class A Interest Holder") and the Class A Interest Holder of PLC Capital L.L.C., a limited liability company formed under the laws of the State of Delaware (the "Company"), HEREBY CERTIFIES:

            I. That pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 20, 1994, among Protective, Protective LLC Holding, Inc., a Delaware corporation, and the other Persons who become Members of the Company from time to time as therein provided (the "Agreement"), the Company authorized the creation of one or more series of preferred limited liability interests in the Company (the "Preferred Securities"); and

            II. That by this duly adopted Action, the Class A Interest Holder, on behalf of the Company, pursuant to authority granted to it in the Agreement, hereby creates a new series of Preferred Securities and hereby fixes the rights, powers and duties of, and other matters relating to, said series as follows (capitalized terms used herein without definition have the meanings ascribed to such terms in the Agreement):

            1. NUMBER AND DESIGNATION. 2,200,000 Preferred Securities of the Company, liquidation preference $25.00 per Preferred Security, are hereby constituted as a series of preferred limited liability company interests, designated as "9% Cumulative Monthly Income Preferred Securities, Series A" (hereinafter called the "Series A Preferred Securities").

            2. RANKING. The Series A Preferred Securities shall, with respect to periodic distribution rights and rights on dissolution, liquidation or winding up, rank (I) pari passu with any other series of Preferred Securities issued by the Company and (II) prior to any other limited liability company interests of the Company, including the Common Interests. So long as any Series A Preferred Securities are outstanding, the Company will not issue any limited liability company interests ranking, as to periodic distribution rights or rights upon dissolution, liquidation or winding up, senior to the Series A Preferred Securities.

            3. PERIODIC DISTRIBUTIONS (DIVIDENDS). (a) The Holders of the Series A Preferred Securities shall be entitled to receive per annum, when, as and if declared by the Company out of funds held by the Company and legally available therefor, cumulative cash periodic distributions ("dividends") at the annual rate of 9% of the sum of (I) the stated liquidation preference of $25.00 per Series A Preferred Security and (II) if and for so long as any dividend on the Series A Preferred Securities is not paid in full for any monthly dividend period on the payment date specified in this paragraph, the aggregate accumulated and unpaid dividends per Series A Preferred Security, and no more, calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and for any period shorter than a full monthly dividend period, calculated on the basis of the actual number of days elapsed in such period, and payable in United States dollars monthly in arrears on the last day of each calendar month of each year, commencing June 30, 1994. Such dividends will accumulate and be cumulative whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends on the Series A Preferred Securities shall be cumulative from the date of original issue. In the event that any date on which dividends are payable on the Series A Preferred Securities is not a day on which banks in The City of New York are open for business (a "Business Day"), then payment of the dividend payable on such date may be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

            (b) Dividends on the Series A Preferred Securities must be declared by the Class A Interest Holder of the Company in any calendar year or portion thereof to the extent that the Class A Interest Holder reasonably anticipates that at the time of payment the Company will have, and shall be paid by the Company to the extent that at the time of proposed payment it has, (X) funds legally available for the payment of such dividends and (Y) cash on hand sufficient to permit such payment. Dividends declared on the Series A Preferred Securities will be payable to the Holders thereof as they appear on the Register on the relevant record dates, which will be one Business Day prior to the relevant payment dates. If dividends can be paid only in part on the Series A Preferred Securities in any calendar year or portion thereof as a result of the lack of sufficient funds legally available for the payment of dividends, then such partial dividends shall be paid on the respective dividend payment dates on a pro rata basis to Holders of such Series A Preferred Securities. If at any time dividends on Series A Preferred Securities are in arrears for any monthly dividend period, any dividend payments in respect thereof must be applied in respect of all dividend periods in arrears, pro rata in accordance with the respective amounts in arrears for each such period in equal amounts for each such period. If any dividends are not paid in full on the payment dates specified, additional dividends will accumulate as specified in (a) above.

            4. REDEMPTION. (a) MANDATORY REDEMPTION. Upon any repayment or permitted prepayment of principal on the Subordinated Debentures issued in connection with the issuance of the Series A Preferred Securities as contemplated by Section 3.4 of the Agreement (the "Series A Subordinated Debentures"), the proceeds from such repayment of principal on the Series A Subordinated Debentures and related interest shall be applied to redeem the Series A Preferred Securities for cash at $25.00 per Series A Preferred Security, plus accumulated and unpaid dividends (whether or not declared) to the redemption date (the "REDEMPTION PRICE"); PROVIDED that all or a portion of the principal amount of Series A Subordinated Debentures repaid at maturity may be reloaned to Protective, and not used for redemption, if such new loan is evidenced by a series of Subordinated Debentures (the "NEW SUBORDINATED DEBENTURES") and at the time of the issuance of the New Subordinated
Debentures, and as determined in the judgment of Protective, as Class A Interest Holder, and the Company's financial advisor (selected by the Class A Interest Holder, and who shall be unaffiliated with Protective and shall be among the 30 largest investment banking firms, measured by total capital, in the United States at the time of the proposed new loan), (I) Protective is not the subject of a pending case under the United States Bankruptcy Code, (II) Protective is not in default on any Subordinated Debentures, (III) Protective has made all required monthly payments of interest on all Subordinated Debentures for the immediately preceding 18 months, (IV) the Company is not in arrears on payments of dividends on any Preferred Securities, (V) Protective is expected to be able to make timely payment of principal and interest on such new loan, (VI) such new loan is being made on terms, and under circumstances, that are no less favorable than those that a lender would require for a similar loan to an unrelated party, (VII) such new loan is being made at a rate of interest at least equal to or greater than the interest rate on the Series A Subordinated Debentures, (VIII) such loan is being made for a fixed term that is consistent with market circumstances and Protective's financial condition, (IX) the senior unsecured long-term debt of Protective is rated not less than BBB- (or the equivalent) by Standard & Poor's Corporation or Baa3 (or the equivalent) by Moody's Investors Services, Inc. (or if either of such rating organizations is not then rating Protective's senior unsecured long-term debt, the equivalent of such rating by any other "nationally recognized statistical rating organization," as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act) and any subordinated long-term debt of Protective or, if there is no such debt then outstanding, the Series A Preferred Securities, are rated not less than BBB- (or the equivalent) by Standard & Poor's Corporation or Baa3 (or the equivalent) by Moody's Investors Services, Inc. or the equivalent of either such rating by any other "nationally recognized statistical rating organization", (X) such New Subordinated Debentures will not be convertible or exchangeable into any equity interest of or in Protective or any of its Affiliates, (XI) such New Subordinated Debentures shall not pay any contingent or other interest determined by reference to, or otherwise participate in, the earnings or profits of Protective or any of its Affiliates; (XII) the interest payable on such new loan will not exceed 175% of the dividend rate on the Series A Preferred Securities and (XIII) the final maturity of such new loan is prior to the 50th anniversary of the issuance of the Series A Preferred Securities. If, at the maturity of the Series A Subordinated Debentures, an amount less than the entire principal amount of the Series A Subordinated Debentures is to be reloaned to Protective, the amount of such principal not reloaned shall be used to effect a partial redemption of the Series A Preferred Securities; PROVIDED that, if such a partial redemption would result in a delisting of the Series A Preferred Securities, no amount of the principal may be so reloaned and the Series A Preferred Securities shall be redeemed in whole. In the event that fewer than all of the outstanding Series A Preferred Securities are to be redeemed, the Series A Preferred Securities to be redeemed shall be selected in accordance with paragraph 5 hereof.

            (b) OPTIONAL REDEMPTION. (i) The Series A Preferred Securities are redeemable for cash, at the option of the Company and subject to the prior consent of Protective, in whole or in part from time to time, on or after June 30, 1999, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. If a partial redemption would result in a delisting of the Series A Preferred Securities from the New York Stock Exchange, the Company may only redeem the Series A Preferred Securities in whole.

            (ii) Notwithstanding subparagraph (i) above, on or after the date of issuance of the Series A Preferred Securities, the Company may, at its option, subject to the prior written consent of Protective, redeem the Series A Preferred Securities in whole (but not in part), upon not less than 30 nor more than 60 days' notice given within 180 days after the applicable change in U.S. law or regulation or written change in interpretation of U.S. law or regulation referred to below, for cash at the Redemption Price or in exchange for Subordinated Debentures having, at the time of exchange, (A) an aggregate principal amount equal to the aggregate stated liquidation preference of the Series A Preferred Securities so exchanged and (B) accrued and unpaid interest equal to any accumulated and unpaid dividends (whether or not declared) at the date fixed for exchange on the Series A Preferred Securities so exchanged if the Company or Protective shall have received an opinion of nationally recognized independent counsel experienced in such matters to the effect that, as a result of a change in U.S. law or regulation on or after June 2, 1994, or a written change in interpretation or application of U.S. law or regulation, by any legislative body, court or governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination) on or after such date, the Company may be considered an "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act"); PROVIDED that PLC Capital may not exchange the Series A Preferred Securities for Series A Subordinated Debentures pursuant to the foregoing unless it shall have obtained an opinion of independent nationally recognized tax counsel experienced in such matters to the effect that holders of the Series A Preferred Securities will not recognize gain or loss for federal income tax purposes as a result of such exchange.

            (iii) Notwithstanding subparagraph (i) above, at any time after the issuance of the Series A Preferred Securities, upon not less than 30 nor more than 60 days' notice given within 180 days after the applicable change in U.S. law or regulation or written change in interpretation of U.S. law or regulation referred to below, the Company may redeem the Series A Preferred Securities in whole (but not in part) in exchange for Series A Subordinated Debentures having, at the time of the exchange,
      (A) an aggregate principal amount equal to the aggregate stated liquidation preference of the Series A Preferred Securities so exchanged and (B) accrued and unpaid interest equal to any accumulated and unpaid dividends (whether or not declared) at the date fixed for exchange on the Series A Preferred Securities so exchanged if Protective or the Company shall have received an opinion of independent nationally recognized tax counsel experienced in such matters to the effect that, as a result of a change in U.S. law or regulation on or after June 2, 1994, or a written change in interpretation or application of U.S. law or regulation, by any legislative body, court or governmental agency or regulatory authority (including enactment of any legislation and the publication of any judicial decision or regulatory determination) on or after such date, there is more than an insubstantial increase in the risk that (X) Protective will be precluded from deducting the interest on the Series A Subordinated Debentures for Federal income tax purposes, (Y) the Company is subject to Federal income tax with respect to the interest received on the Series A Subordinated Debentures or (Z) the Company is subject to more than a de minimis amount of any other taxes, duties or other governmental charges; PROVIDED, HOWEVER, that solely in the case of the event described in clause (Z) above, the Company may not exchange the

      Series A Preferred Securities for Series A Subordinated Debentures unless it shall have obtained an opinion of independent nationally recognized tax counsel experienced in such matters to the effect that Holders of the Series A Preferred Securities will not recognize gain or loss for Federal income tax purposes as a result of such exchange. Furthermore, the Company shall have the right, upon not less than 30 nor more than 60 days' notice given within 180 days after the applicable change in U.S. law or regulation or written change in interpretation of U.S. law or regulation referred to above to redeem the Series A Preferred Securities in whole (but not in part) for cash at the Redemption Price if Protective shall have received an opinion of independent nationally recognized tax counsel experienced in such matters to the effect that, as a result of a change in law described above, there exists more than an insubstantial increase in the risk that Protective will be precluded from deducting the interest on the Series A Subordinated Debentures for Federal income tax purposes even if the Series A Preferred Securities were exchanged for the Series A Subordinated Debentures as described above.

            (c) The Company may not redeem fewer than all the outstanding Series A Preferred Securities unless all accumulated and unpaid dividends have been paid on all Series A Preferred Securities for all monthly dividend periods terminating on or prior to the date of redemption.

            5. REDEMPTION PROCEDURE. (a) NOTICE OF REDEMPTION. Notice of any redemption (a "Notice of Redemption") of the Series A Preferred Securities will be given by the Company by mail to each Holder of Series A Preferred Securities to be redeemed not fewer than 30 nor more than 60 days prior to the date fixed for redemption thereof. For purposes of the calculation of the date of redemption and the dates on which notices are given pursuant to this paragraph 5(a), a Notice of Redemption shall be deemed to be given on the day such notice is first mailed by first class mail, postage prepaid, to Holders of the Series A Preferred Securities. Each Notice of Redemption shall be addressed to the Holder at the address of the Holder appearing in the Register. Each Notice of Redemption shall state: (I) the redemption date; (II) the Redemption Price;

(III) if the Series A Preferred Securities are represented by Certificated Preferred Securities and less than all such Outstanding Series A Preferred Securities are to be redeemed, the identification of the particular Series A Preferred Securities to be redeemed and, if the Series A Preferred Securities are represented by a Global Preferred Security, the portion of the Global Preferred Security to be redeemed; (IV) that on the redemption date the Redemption Price will become payable with respect to each Series A Preferred Security to be redeemed and that dividends thereon will cease to accumulate on and after said date; and (V) the identity of the Paying Agent, if any, and the place or places where each Series A Preferred Security is to be surrendered for payment of the Redemption Price. No defect in the Notice of Redemption or in the mailing thereof or publication of its contents shall affect the validity of the redemption proceedings.

            (b)  REDEMPTION OF LESS THAN ALL SERIES A PREFERRED SECURITIES.
In the event that the Series A Preferred Securities are represented by Certificated Preferred Securities and fewer than all the Outstanding Series A Preferred Securities are to be redeemed, the particular Series A Preferred Securities to be redeemed will be selected by the Class A Interest Holder from the Outstanding Series A Preferred Securities not previously called for redemption, by such method as the Class A Interest Holder shall deem fair and appropriate. If all Outstanding Series A Preferred Securities are represented by a Global Preferred Security, the Class A Interest Holder may provide for the selection for redemption of a portion of such Global Preferred Security. Any Series A Preferred Security which is to be redeemed only in part shall be surrendered with due endorsement by or a written instrument of transfer fully executed by the Holder thereof (or his attorney duly authorized in writing) and the Company shall prepare and deliver to such Holder, without service charge, a new Series A Preferred Security or Securities in aggregate stated liquidation preference equal to, and in exchange for the unredeemed portion of, the Series A Preferred Security so surrendered.

            (c) REDEMPTION FOR CASH. If the Company gives a Notice of Redemption for cash at the Redemption Price in respect of Series A Preferred Securities, and if, on or before the redemption date specified therein, all funds necessary for such redemption shall have been either (I) set aside by the Company, separate and apart from its other funds or (II) deposited by the Company with the Paying Agent (which shall initially be AmSouth Bank N.A.), in each case in trust for the pro rata benefit of the Holders of the Series A Preferred Securities called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for Series A Preferred Securities so called for redemption shall not have been surrendered for cancellation, all rights of Holders of such Series A Preferred Securities so called for redemption will cease, except the right of the Holders of such Series A Preferred Securities to receive the Redemption Price, but without interest, and such Series A Preferred Securities will cease to be Outstanding. By 12:00 noon, New York time, on such redemption date, the Company will either (X) irrevocably deposit with the Paying Agent, if any, funds sufficient to pay the Redemption Price and will give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series A Preferred Securities to be redeemed or (Y) pay the Redemption Price to such Holders. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such redemption date shall, to the extent permitted by law, be released or repaid to the Company, after which repayment the Holders of the Series A Preferred Securities so called for redemption shall look only to the Company for payment thereof. In the event that any date fixed for redemption of Series A Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series A Preferred Securities is improperly withheld or refused and not paid either by the Company or by Protective pursuant to the Guarantee Agreement, dated as of June 9, 1994, between Protective and the Company (the "Guarantee Agreement"), dividends on such Series A Preferred Securities will continue to accumulate at the then applicable rate, from the original redemption date to the date of payment in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

            (d)  REDEMPTION IN EXCHANGE FOR SERIES A SUBORDINATED DEBENTURES.
In the event of an exchange pursuant to paragraph 4(b), after the date fixed for any such exchange, (I) the Series A Preferred Securities will no longer be deemed to be outstanding, (II) if the Series A Preferred Securities are represented by a Global Preferred Security, the Depositary or its nominee, as the record Holder of the Series A Preferred Securities, will exchange the global certificate or certificates representing the Series A Preferred Securities for a registered global certificate or certificates representing the Series A Subordinated Debentures to be delivered upon such exchange, (III) if the Series A Preferred Securities are represented by Certificated Preferred Securities, any certificates representing Series A Preferred Securities not held by the Depositary or its nominee will be deemed to represent Series A Subordinated Debentures having a principal amount equal to the aggregate stated liquidation preference of such Series A Preferred Securities until such certificates are presented to the Company or its agent for exchange and (IV) all rights of the Holders of the Series A Preferred Securities so exchanged will cease, except for the right of such Holders to receive Series A Subordinated Debentures. If the Series A Preferred Securities are exchanged for Series A Subordinated Debentures, Protective agrees to use its best efforts to have the Series A Subordinated Debentures listed on the same exchange, if any, on which the Series A Preferred Securities were, prior to the exchange, listed.

            6. VOTING RIGHTS. (a) The Series A Preferred Securities shall not have general voting rights but shall have the rights set forth in this paragraph 6. If (I) the Company shall have failed to pay dividends in full on the Series A Preferred Securities for 18 monthly dividend periods (whether or not there are legally available funds); (II) Protective breaches any of its obligations under the Series A Subordinated Debentures or the Subordinated Indenture relating thereto (or an Event of Default (as defined in the Series A Subordinated Debentures) under the Series A Subordinated Debentures has occurred and is continuing); or (III) Protective breaches any of its payment or other obligations under the Guarantee Agreement, then the Holders of the outstanding Series A Preferred Securities, together with the Holders of any other preferred or preference limited liability company interests in the Company having the right to vote for the appointment of a trustee in such event, acting as a single class, will be entitled, by vote or consent as described in the Agreement, to appoint and authorize a trustee to enforce the Company's rights as a creditor under the Series A Subordinated Debentures against Protective (including the acceleration of principal and accrued interest on the Series A Subordinated Debentures), enforce the obligations undertaken by Protective under the Guarantee Agreement and declare and pay dividends on the Series A Preferred Securities to the extent that funds are held by the Company and legally available therefor. For purposes of determining whether the Company has failed to pay dividends in full for 18 monthly dividend periods, dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative dividends have been or contemporaneously are declared and paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Not later than 30 days after such right to appoint a trustee arises, the Class A Interest Holder will convene a separate general meeting of Holders of preferred or preference limited liability company interests in the Company entitled to vote for such appointment for the above purpose. If the Class A Interest Holder fails to convene a general meeting within such 30-day period, the Holders of 10% in stated liquidation preference (plus all accumulated and unpaid dividends per limited liability company interest) of the outstanding Series A Preferred Securities and such other preferred or preference limited liability company interests will be entitled to convene such meeting. The provisions of the Agreement relating to the convening and conduct of the general meetings of Members will apply with respect to any such meeting. Any trustee so appointed shall vacate office, subject to the terms of such other preferred or preference limited liability company interests, immediately if the Company (or Protective pursuant to the Guarantee Agreement) shall have paid in full all accumulated and unpaid dividends on the Series A Preferred Securities or such default or breach by Protective, as the case may be, shall have been cured.

            (b) If any resolution is proposed for adoption by the Members of the Company providing for, or the Class A Interest Holder or the Company otherwise proposes to effect, (W) the amendment or alteration of the Agreement (as amended by this Action) so as to adversely affect any rights or powers of the Series A Preferred Securities or the Holders thereof or result in the authorization or issuance of any limited liability company interests of the Company ranking, as to dividends or upon dissolution, liquidation or winding-up of the Company, senior to the Series A Preferred Securities, (X) the dissolution, liquidation or winding up of the Company, (Y) the waiver of any rights of the Company under the Series A Subordinated Debentures or allow the repurchase or repayment of the Series A Subordinated Debentures prior to June 30, 1999 (unless (I) there is an Event of Default specified in Section 5.1(5) or 5.1(6) of the Subordinated Indenture relating thereto, or there is any other Event of Default thereunder and such Series A Subordinated Debentures are accelerated pursuant to the request of the Holders of 25% or more of the Series A Preferred Securities or of a trustee appointed by the Holders of Series A Preferred Securities as contemplated in the preceding paragraph or (II) in connection with a redemption described in Section 4(b) hereof) or (Z) the modification of any of Sections 2.7, 3.3, 6.2 and 7.1 of the Agreement, then the Holders of outstanding Series A Preferred Securities (and, in the case of a resolution described in clause (w) above which would equally adversely affect the rights, preferences or privileges of any Dividend Parity Securities or any Liquidation Parity Securities, such Dividend Parity Securities or such Liquidation Parity Securities, as the case may be, or, in the case of any resolution described in clause (x) or (z) above, all Liquidation Parity Securities) will be entitled to vote together as a class on such resolution or action of the Class A Interest Holder (but not on any other resolution or action), and such resolution or action shall not be effective except with the approval of the Holders of 66-2/3% in aggregate liquidation preference (plus all accumulated and unpaid dividends) of such outstanding Preferred Securities.

            (c) No vote or consent of the Holders of the Series A Preferred Securities will be required for the Company to redeem and cancel Series A Preferred Securities in accordance with the Agreement (as amended by this Action).

            (d) Holders of Series A Preferred Securities have no preemptive rights.

            (e) Notwithstanding that Holders of Series A Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Series A Preferred Securities and any such other preference limited liability company interests entitled to vote with such Series A Preferred Securities as a single class outstanding at such time that are owned by Protective or any Affiliate thereof, either directly or indirectly, shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not Outstanding.

            7. BOOK-ENTRY-ONLY ISSUANCE; THE DEPOSITORY TRUST COMPANY. The Depository Trust Company ("DTC"), New York, New York, will act as the Depositary for the Series A Preferred Securities. The Series A Preferred Securities will initially be issued only in the form of one or more fully-registered global securities representing in the aggregate the total number of Series A Preferred Securities and registered in the name of Cede & Co. (DTC's nominee) and substantially in the form of Annex B to the Agreement.

            DTC may discontinue providing its services as securities depository with respect to the Series A Preferred Securities at any time by giving reasonable notice to the Company as provided in the agreement between the Company and DTC.

            IN WITNESS WHEREOF, the Class A Interest Holder has executed this Action as of the 9th day of June, 1994.


                              By:  PROTECTIVE LIFE CORPORATION,
                                      as Class A Interest Holder



                                      By: /s/ Drayton Nabers, Jr.
                                          ----------------------
                                          Name: Drayton Nabers, Jr.
                                          Title: President and
                                                 Chief Executive Officer


Attest: /s/ John K. Wright
        -----------------------
        Name: Secretary



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